Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Alfa Corporation	RELEASE DATE: August 31, 2004
Stephen G. Rutledge
Senior Vice President, CFO
(334) 613-4500

The Vision Insurance Group, L.L.C. John C. Russell President (615) 312-2101

ALFA CORPORATION EXECUTES AGREEMENT TO ACQUIRE

THE VISION INSURANCE GROUP

Montgomery, Ala. and Brentwood, Tenn. (August 31, 2004) - Alfa Corporation (Nasdaq/NM:ALFA) and the Vision Insurance Group, L.L.C. (“Vision”) announced today that they have executed a definitive agreement whereby Alfa Corporation will acquire Vision, a managing general agent writing new business in nine states. Alfa Corporation will purchase Vision for $20 million in cash and stock with an additional purchase consideration of up to $14 million based on future performance. The parties expect that the acquisition will close in January 2005.

Alfa views the acquisition as an opportunity to expand its personal lines business in new markets through Vision’s 2,500 independent agents. Alfa Corporation has formed an insurance subsidiary, Alfa Vision Insurance Corporation, through which Vision will write its nonstandard automobile business. Vision currently operates in Texas, Missouri, Indiana, Ohio, Virginia, Tennessee, Arkansas, Kentucky, and Florida. Both Vision and Alfa Vision Insurance Corporation will be wholly owned subsidiaries of Alfa Corporation. It is anticipated that Alfa Vision Insurance Corporation will participate in the pooling agreement with other companies in the Alfa Group.

Jerry A. Newby, Chief Executive Officer of Alfa Corporation, said, “Vision will be an exciting addition to the Alfa family of companies. Alfa has the opportunity to increase its presence in the nonstandard automobile market and at the same time expand operations into nine new states. This transaction combines two great companies with similar operating cultures and an absolute focus on underwriting results. Nonstandard automobile insurance is one of the fastest growing segments in the insurance industry. I expect that Vision’s state-of-the-art technology, coupled with Alfa’s superior financial ratings, will make us very competitive in Vision’s markets. In addition, we see potential for future growth in other states.”

John Russell, President of Vision Insurance Group, said, “This is a great opportunity for our independent agents, our employees and the policyholders we serve. Alfa is among the strongest rated insurance companies in America. This financial strength will allow us to aggressively expand our business, and we are excited to contribute to Alfa’s future growth. Though Vision found an excellent partner in Alfa, I’m grateful for the support of our current carriers and look forward to continuing our relationships with them.”

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ALFA to Acquire The Vision Insurance Group

August 31, 2004

Vision Insurance Group was founded in 1997 by Mr. Russell as a full-service managing general agency currently writing nonstandard automobile in nine states. The company is headquartered in Brentwood, Tennessee, and provides all underwriting, claims, actuarial and financial services on behalf of its contracted carriers. Vision’s direct written premium for 2003 was approximately $62 million.

Alfa Corporation is a financial services holding company headquartered in Montgomery, Alabama, and offers property and casualty insurance, life insurance and financial services products. Alfa Corporation’s property and casualty subsidiaries are rated A++ and its life subsidiary, Alfa Life Insurance Corporation, is rated A+ by the A.M. Best Company. The common stock of Alfa Corporation is traded on the NASDAQ National Market under the symbol ALFA.

Alfa Corporation is a member of the Alfa Insurance Group, which has combined assets of approximately $4 billion.

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